Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MasTec, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated July 31, 2015, relating to the consolidated financial statements and the effectiveness of MasTec, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014.

/s/ BDO USA, LLP

Miami, Florida

January 20, 2016